Exhibit 23.1
Simon & Edward, LLP Certified Public Accountants & Consultants A PCAOB Registered CPA Firm	17700 Castleton Street, Suite 200
City of Industry, CA 91748, U.S.A
Tel: +1 (626) 854] 6500
Fax: +1 (626) 854] 6505
http://www.2mycpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China TransInfo Technology Corp.

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333 -153153), Form S-3 (No. 333 -162689) and on Form S-8 (No.333-159777) of China TransInfo Technology Corp. and subsidiaries of our report dated March 14, 2009, which appears in this annual report on Form 10-K for the year ended December 31, 2009.

/s/ Simon & Edward, LLP
SIMON & EDWARD, LLP

City of Industry, California
March 31, 2010